Exhibit 99.2

Coherus BioSciences Announces Private Placement of $100 Million Senior

Convertible Notes

REDWOOD CITY, Calif., February 29, 2016 – Coherus BioSciences, Inc. (Nasdaq: CHRS), a leading pure-play, global biosimilars company with late-stage clinical products, today announced that it has entered into agreements for $100 million of senior convertible notes with an initial conversion price representing a 60% premium to the average last reported sale price per share of Coherus common stock over the preceding 15 trading days. New investor HealthCare Royalty Partners (“HCRP”) led the transaction with a $75 million investment, and was joined by existing investor KKR, who contributed $20 million, as well as founding investors, MX II Associates LLC. and KMG Capital Partners, LLC.

“We are honored to have the support of such an extraordinary group of sophisticated health care investors,” said Denny Lanfear, President and CEO of Coherus. “HealthCare Royalty Partners and KKR are premier private equity players. This capital, priced at a high conversion premium from these top institutions, validates our long-term value proposition as the pure-play market leader in biosimilars, and enhances our cash position to complete the development of our lead biosimilar assets.”

“Coherus is a leader in the burgeoning biosimilar marketplace and HealthCare Royalty Partners is pleased to finance their continued growth,” said Todd Davis, co-founder and Chairman of the Portfolio Management Committee, HCRP. “Coherus’ world class management team has done an incredible job at developing three late stage biosimilar products and additional pipeline assets that hold the promise of meaningful savings and benefit to end-users. We look forward to their continued success, and are excited at the future prospects for the company.”

“With three major product candidates – CHS-1701, CHS-1420, and CHS-0214 – approaching registrational regulatory filings in multi-billion dollar global markets, 2016 represents a transformational year for Coherus,” said Ali Satvat, Member of KKR and a Director of Coherus. “The management team has done an exemplary job advancing the product portfolio, and we are pleased to support the continued growth of Coherus strategically and financially.”

The convertible notes mature on March 31, 2022 and pay interest quarterly at a rate of 8.2% per year. Coherus may redeem the notes after March 31, 2020 if the last reported sale price per share of Coherus common stock exceeds 160% of the conversion price on 20 or more trading days during the 30 consecutive trading days preceding the date the notes are called for redemption. The notes are convertible into shares of Coherus common stock at an initial conversion rate of 44.7387 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $22.35 per share. Any payment of the principal amount of the notes in cash will be subject to a 9% payment premium.

J. Wood Capital Advisors LLC served as financial advisor to Coherus in connection with the financing.

The offer and sale of the notes and the shares issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or state securities laws, and the notes and shares may not be offered or sold in the United States absent registration under the Securities Act or pursuant to an applicable exemption from those registration requirements. The notes were offered only to accredited investors. Coherus has agreed to file a registration statement with the SEC covering the resale of the shares issuable upon conversion of the notes.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Coherus common stock under the resale registration statement will be made only by means of a prospectus.

About Coherus BioSciences, Inc.

Coherus is a leading pure-play global biosimilar platform company that develops and commercializes high-quality therapeutics for major regulated markets. Biosimilars are intended for use in place of existing, branded biologics to treat a range of chronic and often life-threatening diseases, with the potential to reduce costs and expand patient access. Composed of a team of proven industry veterans with world-class expertise in process science, analytical characterization, protein production and clinical-regulatory development, Coherus is positioned as a leader in the global biosimilar marketplace. Coherus is advancing three late-stage clinical products towards commercialization, CHS-1701 (pegfilgrastim biosimilar), CHS-0214 (etanercept biosimilar) and CHS-1420 (adalimumab biosimilar), as well as developing a robust pipeline of future products, including CHS-5217 (bevacizumab biosimilar) and CHS-3351 (ranibizumab biosimilar). For additional information, please visit www.coherus.com.

About HealthCare Royalty Partners

HealthCare Royalty Partners is a global healthcare investment firm focused on investing primarily in commercial stage healthcare product assets. HCRP has raised over $3 billion in committed capital and is headquartered in Stamford, CT. Over the past decade, HCRP’s co-founders have completed more than 60 healthcare investments totaling more than $2.6 billion of capital. For more information, visit www.healthcareroyalty.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Coherus’ plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, clinical studies, product development and the potential benefits of its products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including Coherus’ expectations regarding its ability to advance its CHS-1701, CHS-0214 and CHS-1420 biosimilar drug candidates. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of our regulatory filings and other matters that could affect the availability or commercial potential of our biosimilar drug candidates, as well as possible patent litigation. Coherus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Coherus’ business in general, see Coherus’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission on November 10, 2015 and its future periodic reports to be filed with the Securities and Exchange Commission.

Keith Vendola, M.D.

Investor Relations

Coherus BioSciences, Inc.

kvendola@coherus.com +1 (650) 437-6239